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FORM 4
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STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.       Name and Address of Reporting Person

         Hormann, Robert E.
         1208 Fairway Circle
         Blue Spring, MO 64014
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2.       Issuer Name and Ticker or Trading Symbol

         Agri-Nutrition Group Limited (AGNU)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year - February 1998
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5.       If Amendment, Date of Original (Month/Day/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         1. Vice Chairman of the Board of Directors
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.       Title of Security - COMMON STOCK
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2-4      Transaction Date   Transaction     Securities Acquired (A)
         (Month/Day/Year)      Code           Amount     Price (per share)
         2/3/98                P              12,000     1.25
         2/4/98                P               8,000     1.25

           All securities were Acquired.
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5-7.   Amount of Securities          Ownership Form:         Nature of Indirect
       Beneficially Owned at          Direct (D) or         Beneficial Ownership
        End of Month.                 Indirect (I)

          203,866                           (D)

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

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Explanation of Responses:


SIGNATURE OF REPORTING PERSON



/s/ ROBERT J. ELFANBAUM U/P/A FOR ROBERT E. HORMANN
Robert J. Elfanbaum u/p/a for Robert E. Hormann



Date:  March 10, 1998